Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Atmos Energy Corporation for the registration of $5,000,000,000 of its debt securities and shares of its common stock and to the incorporation by reference therein of our reports dated November 14, 2022, with respect to the consolidated financial statements of Atmos Energy Corporation, and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

March 31, 2023